UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	October 19, 2015

Aetna Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	1-16095	23-2229683
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

151 Farmington Avenue, Hartford, CT	06156
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(860) 273-0123

Former name or former address, if changed since last report:	N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.07 Submission of Matters to a Vote of Security Holders.

A special meeting of shareholders (the “Special Meeting”) of Aetna Inc. ("Aetna" or the "Company") was held on October 19, 2015. A total of 287,661,869 Aetna common shares, out of a total of 348,709,663 Aetna common shares outstanding and entitled to vote as of the close of business on September 16, 2015 (the record date for the Special Meeting), were present in person or represented by proxy. A summary of the voting results for each of the following proposals, each of which is described in detail in the joint proxy statement/prospectus of Aetna and Humana Inc. (“Humana”) dated August 28, 2015, which was first mailed to Aetna’s shareholders on or about September 1, 2015, is set forth below:

Proposal 1. Approval of the Issuance of Aetna Common Shares

Aetna’s shareholders approved the issuance of Aetna common shares in the first of two mergers contemplated by the Agreement and Plan of Merger, dated as of July 2, 2015, as it may be amended from time to time, among Aetna, Echo Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Aetna, Echo Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Aetna, and Humana. There were no broker non-votes. The following were the tabulated votes “For” and “Against” this proposal as well as the number of “Abstentions”:

Votes For	Votes Against	Abstentions
284,803,450	1,247,565	1,610,854

Proposal 2. Adjournment of the Special Meeting

Because a quorum was present at the Special Meeting and Proposal 1 received the affirmative vote of a majority of the votes cast at the Special Meeting by holders of Aetna common shares, the vote on the proposal to approve the adjournment of the Special Meeting if necessary to solicit additional proxies if there had not been sufficient votes to approve Proposal 1 was not called.

Section 8 - Other Events

Item 8.01 Other Events.

On October 19, 2015, Aetna issued a press release announcing the results of the shareholder vote on Proposal 1 at the Special Meeting. The full text of the press release, a copy of which is attached hereto as Exhibit 99.1, is incorporated herein by reference.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release issued by Aetna Inc., dated October 19, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aetna Inc.

Date: October 19, 2015	By:	/s/ Sharon A. Virag
Name: Sharon A. Virag
Title: Vice President, Controller and Chief Accounting Officer

Exhibit Number	Description

99.1	Press release issued by Aetna Inc., dated October 19, 2015